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                                                                     EXHIBIT 8.1

            LIST OF SUBSIDIARIES OF GUANGSHEN RAILWAY COMPANY LIMITED

     The following table lists information concerning the subsidiaries of Guangshen Railway Company Limited as of December 31, 2006:

                                                         PERCENTAGE OF
                                         COUNTRY OF     INTEREST HELD BY
                NAME                   INCORPORATION   GUANGSHEN RAILWAY
                ----                   -------------   -----------------
DIRECTLY HELD BY THE COMPANY (1) (2)
Guangzhou East Station Dongqun Trade
   and Commerce Service Company             PRC               100%
Shenzhen Fu Yuan Enterprise
   Development Company                      PRC               100%
Shenzhen Guangshen Railway Travel
   Service Ltd.                             PRC               100%
Shenzhen Jing Ming Industrial &
   Commercial Company Limited               PRC               100%
Shenzhen Longgang Pinghu Qun Yi
   Railway Store Loading and
   Unloading Company                        PRC                55%
Dongguan Changsheng Enterprise
   Company                                  PRC                51%
Shenzhen Railway Station Passenger
   Services Company Limited                 PRC               100%
Guangzhou Tielian Economy
   Development Company Limited (3)          PRC              50.5%

INDIRECTLY HELD BY THE COMPANY
Shenzhen Nantie Construction
   Supervision Company                      PRC               100%
Shenzhen Guangshen Railway Economic
   and Trade Enterprise Company             PRC               100%
Shenzhen Railway Property Management
   Company Limited                          PRC               100%
Shenzhen Yuezheng Enterprise Company
   Limited                                  PRC               100%
Shenzhen Road Multi-modal
   Transportation Company Limited           PRC                60%

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(1)  Before June 13, 2006, we held 100% equity interest in Shenzhen Guangshen
     Railway Civil Engineering Company, or Shenzhen Civil Engineering. On June 13, 2006, we entered into a share transfer agreement with Guangzhou Railway Economic and Technological Development General Company, a related party pursuant to which, we transferred a portion of the equity interest in Shenzhen Civil Engineering to Guangzhou Railway Economic and Technological Development General Company. Following the completion of such share transfer, we hold 49% equity interest in Shenzhen Civil Engineering and Shenzhen Civil Engineering is no longer one of our consolidated subsidiaries.

(2) Shenzhen Railway Station Travel Service Company, for which we held 75% equity interest, has ceased operations and plans to cancel its registration with relevant government authorities in the second half of 2007.

(3) On January 17, 2006, we acquired an additional 16.5% equity interest in Guangzhou Tielian Economy Development Company Limited, or Tielian, from another shareholder of Tielian. As a result, the total equity interests held by us of Tielian increased from 34% to 50.5%, and Tielian became a consolidated subsidiary of us.